Circle BANCORP
1400 Grant Avenue
Novato, Ca 94945

January 27, 2011

Kit M. Cole
32 Heron Drive
Mill Valley, Ca. 94941

RE: Offer of Employment: Chief Executive Officer Circle Bancorp

Dear Kit:

Circle Bancorp is pleased to offer you this new offer of employment for the position of Chief Executive Officer (CEO), reporting to the Board of Directors of Circle Bancorp. This offer replaces your previous offer of employment dated October 10, 2010, and shall become effective immediately. As before, this is an exempt position carrying considerable responsibility and is integral to our continued business development and success. This Letter formally presents the specifics of your employment with important details that have been modified from those of your previous employment contract:

Title: **Chief Executive Officer, Circle Bancorp**

Duties:

Continue to direct the controlled expansion of the Company throughout the nine San Francisco Bay Areas Counties through organic growth and transformative transactions that contribute to the profitability of the Company and increase shareholder value. Some of the measures of your success would include achieving Board agreed-upon objectives through the formation of strategic alliances; strengthening ties within the investment community by raising the profile of the Company to increase the value of the Company's currency and enhance stockholder liquidity; acquiring or merging with banks within target geographies which add value to the Company through the addition of new skills and products or by achieving scale.

Rate of Pay: **$250,000 annual base salary ($20,833.33 monthly)**

Status: **Regular Employee; Exempt**

Supervisor: **Board of Directors Circle Bancorp**

Start Date: **January 27, 2011**

Benefits: In accordance with company policies as specified from time to time, in the Employee Handbook, plan guidelines, and elsewhere and including any exceptions to policy agreed to during negotiations.

Professional Contribution

You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this Letter, and to the reasonable satisfaction of the Company.

At-Will Employment Status

Your employment with the Company is "at-will" and will continue only so long as continued employment is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice or cause.

Compensation

1. **Base Salary.** You will be paid a monthly Base Salary of $20,833.33. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.

2. **Bonus.**

   Cash Compensation:

   - You will be entitled to a $250,000 bonus upon the successful close of the Initial Public Offering..

   - For achieving strategic objectives for this 2011 year your proposed 2011 bonus will be $250,000

   - Auto allowance – The Company will pay $500 per month for a car allowance.

3. **Warrants (or equivalent)**

   - The balance of the warrants granted to you under the terms of your employment agreement dated November 5, 2008 and for all subsequent employment agreements will become vested upon the successful close of the Initial Public Offering.

   - Upon the succesful close of the Initial Public Offering you will receive a grant of warrants (or warrant equivalents) entitling the holder to acquire up to 50,000 shares of common stock at an exercise price of $10.50 exercisable until January 27, 2021. The vesting period for this grant will be 30% immediately 35% on the first anniversary of this agreement and 35% on the second anniversary of this agreement.

4. **Benefits**

The Company will provide you with a benefit package that includes, but is not limited to, health and dental benefits that begins upon the date of hire in addition to holidays, and paid time off (e.g., vacation, sick time.) The details of the Company's health and welfare benefit policies are described in a separate letter, and any applicable Summary Plan Descriptions.

A. **Paid Holidays**. The Company has identified 10 days of paid holiday benefits per calendar year.

B. **Paid Time Off (PTO)**. The Company recognizes the importance of time off for vacation, illness or to attend personal commitments. You will be eligible to accrue 13.33 hours of paid vacation per month (20 days per full year worked). In addition you will be eligible for a grant of 4 hours of paid sick time per month.

C. **401K.** The Company will match up to 5% of employee contribution per the guidelines of the Plan.

Confidential Information and Invention Assignment Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the maintenance of an executed copy of the Confidential Information and Invention Assignment Agreement and the "Proprietary Agreement" signed copies of which are currently on file.

Arbitration

You agree to make arbitration the exclusive remedy for the resolution of any disputes, which may arise between the Company and you. Your signature below and on the enclosed Dispute Resolution/Arbitration Agreement confirms your agreement to utilize the arbitration procedure specified in both the Employment Application and the Employee Handbook for resolution of any disputes related to your employment. Please take the time necessary to review these policies, and ask any questions before signing this document and the Dispute Resolution/Arbitration Agreement.

Kit, we are delighted to be able to extend this new offer of employment to you and sincerely feel Circle Bancorp can provide you with the opportunity to achieve rewarding results for both you and the Company. Please contact me with any questions. We look forward to continuing to work with you.

Sincerely,

Arthur Chatham, Chairman, Compensation Committee
Board of Directors of Circle Bancorp

The undersigned individually hereby accepts the Company's employment offer as detailed above. The undersigned acknowledges that there is no agreement between the Company and the undersigned for any definite period of employment and that the undersigned's employment may be terminated at any time, with or without cause.

SIGNATURE: Kit M. Cole **DATE:** 1-30-11

PRINT NAME: Kit M. Cole